CLETHA A. WALSTRAND

ATTORNEY AT LAW

1322 WEST PACHUA CIRCLE

IVINS, UT  84738

OFFICE: 435-688-7317 FAX: 435-688-7318

cwalstrand@networld.com

November 6, 2006

The Board of Directors

Noble Quests, Inc.

5017 Wild Buffalo Ave.

Las Vegas, NV  89131

Gentlemen:

We have been retained by Noble Quests, Inc. (the “Company”), in connection with the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to 1,499,885 shares of common stock, par value $0.0001 per share.  You have requested that we render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

1.

the articles of incorporation of the Company and amendments thereto;

2.

the Registration Statement;

3.

the bylaws of the Company; and

4.

unanimous consents of the board of directors.

We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.  We also consent to the reproduction of this legality opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Cletha A. Walstrand

Attorney at Law